EXHIBIT 24-B

                  [LETTERHEAD OF PSI ENERGY, INC.]

          CERTIFICATE OF ASSISTANT CORPORATE SECRETARY
          --------------------------------------------

     I, JEROME A. VENNEMANN, an Assistant Corporate Secretary of PSI Energy, Inc., an Indiana corporation, DO HEREBY CERTIFY that the following is a true and correct copy of a resolution duly adopted by the Board of Directors of said corporation on April 26, 1996, and that such resolution has not been amended and is in full force and effect on the date hereof:


RESOLVED, That each of J. Wayne Leonard, Group Vice
President and Chief Financial Officer, William L.
Sheafer, Treasurer, Bernard F. Roberts, Assistant
Treasurer, Cheryl M. Foley, Vice President, General
Counsel and Corporate Secretary, and Jerome A.
Vennemann, Assistant Corporate Secretary, with power to act without the others, is authorized to sign
Registration Statements on Form S-3 or such appropriate form as may be required, including any amendments thereto as he or she may deem necessary, covering the Securities, on behalf of and as attorney-in-fact for the Chairman of the Board, the Vice Chairman, the Chief
Executive Officer, the President, any Vice President, the Treasurer, the Controller, or any Director of the Company, with full power of substitution, and hereby granting unto the above named individuals full authority to cause to be filed such Registration
Statements with the Securities and Exchange Commission and to do such other acts as are necessary to be done as fully as this Board might do;


IN WITNESS WHEREOF, I have hereunto subscribed my name this 27th day of August, 1996.




                                     /s/ Jerome A. Vennemann
                                    -----------------------------
                                    Assistant Corporate Secretary